Exhibit (a)(1)(i)

WEIGHT WATCHERS INTERNATIONAL, INC.

OFFERING MEMORANDUM

RELATING TO OUR

OFFER TO EXCHANGE

ELIGIBLE OPTIONS

FOR

REPLACEMENT OPTIONS

THIS OFFER AND ALL WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 22, 2015, UNLESS THIS OFFER IS EXTENDED OR TERMINATED

Weight Watchers International, Inc. (“Weight Watchers,” the “Company,” “we,” “us,” or “our”) is offering each Eligible Employee (as defined below) the opportunity to exchange outstanding Eligible Options (as defined below) for new options to purchase shares of our common stock (“Replacement Options”), on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 13.

“Eligible Options” are any performance-vesting stock options (i.e., stock options with vesting criteria linked to the achievement of specified stock price hurdles) outstanding under our stock incentive plans that (i) were granted during the period from December 12, 2013 to March 11, 2015 at exercise prices ranging from $9.82 to $32.65 and (ii) have an exercise price per share greater than the closing price per share of our common stock on the New York Stock Exchange (“NYSE”) on the date the Offer expires. Replacement Options will be granted under the Amended and Restated Weight Watchers International, Inc. 2014 Stock Incentive Plan (the “2014 Plan”) upon the terms and subject to the conditions set forth in this offering memorandum and the related Weight Watchers Stock Option Exchange Program Election Form (the “Election Form”), as well as the terms and conditions of the applicable option grant documents. We expect to price and grant the Replacement Options on the date the Offer expires. Participation in the Exchange Program is voluntary.

An individual will be eligible to participate in the Exchange Program if he or she is an Eligible Employee. An “Eligible Employee” is any active employee of Weight Watchers or any of its subsidiaries who holds one or more Eligible Options and continues to satisfy these conditions during the entire period from and including May 22, 2015 through the date the Offer expires (the “Eligibility Period”).

Each Eligible Employee who participates in the Exchange Program will receive a Replacement Option to purchase shares of Weight Watchers common stock in exchange for any Eligible Options that are properly tendered and accepted for exchange, in accordance with the following exchange ratios:

•	each surrendered Eligible Option held by an Eligible Employee other than the Company’s Chief Executive Officer will be exchanged for a Replacement Option on a two-for-one basis (i.e., the Replacement Option shall cover half as many shares as the corresponding surrendered Eligible Option); and

•	each surrendered Eligible Option held by the Company’s Chief Executive Officer will be exchanged for a Replacement Option on a 3.5-for-one basis (i.e., the Replacement Option shall cover a number of shares equal to the quotient of the number of shares that had been subject to the corresponding surrendered Eligible Option divided by 3.5).

Each Replacement Option will:

•	Have a per share exercise price equal to the greater of (x) the closing price per share of the Company’s common stock on the NYSE on the date the Replacement Options are granted and (y) the average closing price per share of the Company’s common stock on the NYSE for the five trading day period immediately preceding and including such grant date;

•	Have a term of ten years beginning on the grant date;

•	Be solely time-vesting (without any requirement of achieving specified stock price hurdles) and will vest over three years beginning on the grant date, with 25% of the stock options vesting on each of the first and second anniversaries of the date of grant and 50% of the stock options vesting on the third anniversary of the date of grant, subject to your continued employment with the Company and its subsidiaries through the applicable vesting date; and

•	Have other terms and conditions generally consistent with the Company’s standard time-vesting stock option grants.

Participation in the Exchange Program is voluntary. However, if you are an Eligible Employee and you elect to exchange your Eligible Options, then you must exchange all Eligible Options that were granted to you. Partial exchanges of Eligible Options are not permitted. Eligible Employees should consider, prior to the expiration of the Offer, the potential impact of changes in the market price of the Company’s common stock in terms of making a decision of whether or not to participate in the Exchange Program.

All Eligible Options that are accepted pursuant to the Offer will be cancelled following the expiration of the Offer, currently scheduled to expire at 5:00 p.m., New York City time, on June 22, 2015, unless the Offer is extended or terminated by us. An Eligible Option that is properly surrendered and accepted by us for exchange will no longer be exercisable after the expiration of the Offer. If you choose not to participate in the Exchange Program, or if your Election Form to participate in the Exchange Program is not properly submitted and accepted by us, then your Eligible Options will remain outstanding and exercisable to the extent provided under the existing award agreement and plan documents governing such Eligible Option.

Although our Board of Directors has approved making this Offer to you, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal tax, financial and legal advisors before deciding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7, Conditions of this Offer.

See “Risk Factors” beginning on page 11 for a discussion of the risks and uncertainties that you should consider before tendering your Eligible Options for exchange in this Offer.

Shares of our common stock are quoted on the NYSE under the symbol “WTW.” On May 18, 2015, the closing price of our common stock as quoted on the NYSE was $6.59 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

As of May 18, 2015, options to purchase 2,745,715 shares of our common stock were granted and outstanding under all of our stock incentive plans. Of these options, Eligible Employees held Eligible Options to purchase a total of 1,712,859 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Employees represent approximately 2.86% of the total shares of our common stock outstanding as of May 18, 2015, including shares subject to options granted and outstanding under all of our stock incentive plans.

IMPORTANT

If you wish to participate in the Exchange Program, an individualized Election Form is included with this offering memorandum. Election Forms should be sent to Weight Watchers International, Inc.:

•	by regular mail to Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010; or

•	by e-mail to optionexchange@weightwatchers.com.

Election Forms should not be sent via inter-office mail.

To participate, your Election Form must be received by us before 5:00 p.m., New York City time, on June 22, 2015, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

Weight Watchers has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this offering memorandum or other information to which we have referred you in this offering memorandum. Weight Watchers has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If you hold Eligible Options and are subject to taxation in a country other than the United States, please refer to the Schedules attached hereto. You are encouraged to consult with your personal tax, financial and legal advisors for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by Weight Watchers.

Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of Weight Watchers or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation.

Weight Watchers reserves the right to amend or terminate the 2014 Plan or any of its other stock incentive plans at any time, and the grant of an option under the 2014 Plan or any of Weight Watchers’ other stock incentive plans or this Offer, does not in any way obligate Weight Watchers to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any option and any future options granted under the 2014 Plan or any of our other stock incentive plans or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of this Offer or passed upon the fairness or merits of this Offer or the accuracy or adequacy of the information contained in this offering memorandum. Any representation to the contrary is a criminal offense.

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program?	3
2.	Why are we conducting the Exchange Program?	3
3.	What are Eligible Options?	3
4.	Who are Eligible Employees?	3
5.	Who is not eligible to participate in the Exchange Program?	4
6.	What are Replacement Options?	4
7.	How are Replacement Options different from Eligible Options?	4
8.	How many shares will I be able to purchase if I exercise a Replacement Option?	4
9.	How was the number of shares I will be entitled to purchase pursuant to a Replacement Option determined?	4
10.	What is an exchange ratio and how was it determined?	4
11.	What are the exchange ratios for my Eligible Options?	5
12.	Do I have to participate in the Exchange Program?	5
13.	When must I be an Eligible Employee?	5
14.	Does participation in the Exchange Program create a right to continued employment?	5
15.	What happens if I leave Weight Watchers because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	5
16.	Why can’t Weight Watchers just reprice my Eligible Options (i.e., lower the exercise price per share of my Eligible Options) while leaving all of those options outstanding?	6
17.	Why can’t I just be granted additional options?	6
18.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	6
19.	If I have several different Eligible Options, may I exchange some Eligible Options but not the others?	6
20.	What will happen to Eligible Options if I choose not to exchange them?	6
21.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	6
22.	May Weight Watchers cancel this Offer?	6
23.	What are the conditions to this Offer?	6

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

24.	How do I participate in the Exchange Program?	6
25.	How will I know Weight Watchers received my Election Form?	7
26.	How will I know my Eligible Options were exchanged?	7
27.	Is Weight Watchers required to accept my Eligible Options for exchange?	7
28.	How do I obtain information about my Eligible Options?	7
29.	Must I submit my Eligible Option grant documents with my Election Form?	7
30.	What is the deadline to elect to participate in the Exchange Program?	7
31.	What will happen if my Election Form is not received as required by the deadline?	7
32.	May I withdraw or change my election?	7
33.	How do I withdraw or change my election?	8
34.	When will I receive my Replacement Option grant documents?	8
35.	What if my employment with Weight Watchers is terminated after the date the Replacement Options are granted?	8
36.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?	8

OTHER IMPORTANT QUESTIONS

37.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	8
38.	What are the tax consequences to international Eligible Employees participating in the Exchange Program?	9
39.	How should I decide whether or not to participate in the Exchange Program?	9
40.	What price would Weight Watchers common stock have to reach for me to be better off keeping my Eligible Options?	9

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. Because each of you is in a different financial situation, we suggest that you consult with your personal tax, financial and legal advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Exchange Program

•	Other Important Questions

Certain of the answers below also include references to the relevant sections of “This Offer,” which begins on page 13, and to the other portions of this offering memorandum where you can find a more complete description of the topic.

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program?

The Exchange Program is a program being offered by Weight Watchers to allow Eligible Employees to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Employees to choose whether to keep their Eligible Options at their existing exercise prices and subject to their existing terms or to exchange those options for Replacement Options. The Exchange Program does not pertain to, and will have no effect on, any options you own other than Eligible Options.

2.	Why are we conducting the Exchange Program?

Stock options for certain employees are integral to Weight Watchers’ compensation program and philosophy. We have issued stock options under the 2014 Plan and our other stock incentive plans as a means of attracting, motivating and retaining employees over time to promote the Company’s long-term financial and strategic success. However, a number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price per share and stock price vesting hurdles, if applicable, are substantially higher than the current trading price of Weight Watchers common stock. Because of these factors, the effectiveness of our long-term incentive program is weakened and the retention value of our performance-based stock options is impaired. The Exchange Program has been designed to create better incentives for employees to remain with the Company and contribute to the attainment of our business and financial objectives. The Exchange Program is being conducted for compensatory purposes. Please see Section 2, Purpose of this Offer, for more information.

3.	What are Eligible Options?

Eligible Options (i) are those currently outstanding, performance-vesting stock options (i.e., stock options with vesting criteria linked to the achievement of specified stock price hurdles) that were granted under any of our stock incentive plans during the period from December 12, 2013 to March 11, 2015, at exercise prices ranging from $9.82 to $32.65; (ii) have an exercise price per share that is greater than the closing price per share of our common stock on the NYSE on the date the Offer expires, and (iii) are held by Eligible Employees. Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

4.	Who are Eligible Employees?

An Eligible Employee is any person who:

•	is an active employee of Weight Watchers or any of its subsidiaries;

•	holds at least one Eligible Option; and

•	satisfies all of the above conditions during the entire period from and including May 22, 2015 through the date the Offer expires.

Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program because they are not considered to be active employees:

•	Former employees;

•	Persons who are on long-term disability; and

•	Persons who are on “garden leave” or have given notice of their resignations or have been provided with notice of termination on or prior to the date the Offer expires.

Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

6.	What are Replacement Options?

Replacement Options are the stock options that will be granted to Eligible Employees in exchange for properly tendered and accepted Eligible Options. Please see Section 1, Eligibility; Number of Options; Expiration Time and Section 8, Source and Amount of Consideration; Terms of Replacement Options, for more information.

7.	How are Replacement Options different from Eligible Options?

Replacement Options granted to an Eligible Employee under the Exchange Program will represent the right to purchase fewer shares of common stock at a lower exercise price per share than Eligible Options for which they are exchanged. The exercise price of the Replacement Option will be equal to the greater of (x) the closing price per share of the Company’s common stock on the NYSE on the date the Replacement Options are granted (which is expected to be the Expiration Time of the Offer) and (y) the average closing price per share of the Company’s common stock on the NYSE for the five trading day period immediately preceding and including such grant date.

Additionally, in contrast to existing Eligible Options, which have a term of five years beginning from the date they were granted and vesting based on the achievement of both the time- and performance-vesting criteria, each Replacement Option (i) will have a term of ten years beginning on the grant date for the Replacement Options and (ii) will be solely time-vesting (without any requirement of achieving specified stock price hurdles) and will vest over three years beginning on such grant date, with 25% of the stock options vesting on each of the first and second anniversaries of the date of grant and 50% of the stock options vesting on the third anniversary of the date of grant, subject to your continued employment with the Company and its subsidiaries through the applicable vesting date.

The other terms and conditions of the Replacement Options will be generally consistent with the Company’s standard time-vesting stock option grants. Please see Section 1, Eligibility; Number of Options; Expiration Time and Section 8, Source and Amount of Consideration; Terms of Replacement Options, for more information.

8.	How many shares will I be able to purchase if I exercise a Replacement Option?

The total number of shares you will be able to purchase if you exercise all Replacement Options in full is set forth in the individualized Election Form bearing your name, which accompanies this offering memorandum. The number of shares you will be able to purchase on any given date will depend on the Replacement Option’s vesting schedule and its expiration date, which will be set forth in the grant documents for the Replacement Options. Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

9.	How was the number of shares I will be entitled to purchase pursuant to a Replacement Option determined?

The number of shares you will be entitled to purchase pursuant to a Replacement Option was determined as follows:

•	dividing (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio; and

•	rounding the resulting number down to the nearest whole number.

If the exchange ratio, when applied to an exchange of an Eligible Option for a Replacement Option, yields a fractional amount of shares, we will round down to the nearest whole number the shares to be covered by that Replacement Option. We will not grant any Replacement Options with respect to these fractional shares. In addition, no cash will be paid with respect to any such fractional shares.

10.	What is an exchange ratio and how was it determined?

The exchange ratio determines the number of shares covered by a Replacement Option that will be granted to Eligible Employees in exchange for properly tendered and accepted Eligible Options. We believe the exchange ratios must balance the interests of both our employees and our shareholders. As a result, we have designed ratios to balance the increased option fair value associated with having a lower option exercise price per share against the lower option fair value associated with having the option cover a fewer number of shares. We believe this balance gives employees an incentive to increase shareholder value via a lower exercise price per share while also addressing shareholder dilution considerations. With respect to the exchange ratio for our Chief Executive Officer, we believe a different exchange ratio as compared to other Eligible Employees is appropriate for our most senior executive. While we do not expect that the excess compensation cost associated with the Exchange Program will be material, it is not anticipated that the exchange of Eligible Options for Replacement Options will necessarily be a “value for value” exchange.

11.	What are the exchange ratios for my Eligible Options?

The exchange ratios are as follows:

•	Each surrendered Eligible Option held by an Eligible Employee other than the Company’s Chief Executive Officer will be exchanged for a Replacement Option on a two-for-one basis. This means that each Replacement Option will cover half as many shares of common stock as the corresponding surrendered Eligible Option.

For example, if an Eligible Employee who has Eligible Options to purchase 200 shares of common stock decides to participate in the Exchange Program, then he would receive in exchange, Replacement Options to purchase 100 shares of common stock.

•	Each surrendered Eligible Option held by the Company’s Chief Executive Officer will be exchanged for a Replacement Option on a 3.5-for-one basis. This means that each Replacement Option will cover a number of shares of common stock equal to the quotient of the number of shares that had been subject to the corresponding surrendered Eligible Option divided by 3.5)

For example, if the Company’s Chief Executive Officer has Eligible Options to purchase 350 shares of common stock and he decides to participate in the Exchange Program, then he would receive in exchange, Replacement Options to purchase 100 shares of common stock.

Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

12.	Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although our Board of Directors has approved making this Offer to you, neither Weight Watchers nor our Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal tax, financial and legal advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Since the exchange ratios are set and the exercise price of the Replacement Options will not be determined until the date of their grant, you should consider, prior to the expiration of this Offer, whether the changes in the market price of the Company’s common stock work in your favor or not when making a decision whether or not to participate in the Exchange Program.

Please also review the “Risk Factors” that appear after this Summary Term Sheet for a discussion of the risks of participating in this Offer.

13.	When must I be an Eligible Employee?

To participate in the Exchange Program, you must be an Eligible Employee throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (May 22, 2015), through the date the Offer expires (currently scheduled for June 22, 2015). If you are not an Eligible Employee throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged. Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

14.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

15.	What happens if I leave Weight Watchers because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Employee for any reason at any time during the Eligibility Period, any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options. Please see Section 1, Eligibility; Number of Options; Expiration Time and Section 5, Acceptance of Eligible Options for Exchange and Issuance of Replacement Options, for more information.

16.	Why can’t Weight Watchers just reprice my Eligible Options (i.e., lower the exercise price per share of my Eligible Options) while leaving all of those options outstanding?

The repricing of your Eligible Options by simply lowering the exercise price per share, like the Exchange Program, could only be undertaken with the approval of the Company’s shareholders. In making the decision to recommend to the Company’s shareholders the approval of the Exchange Program, our Board of Directors balanced the objective of reinstating the retention and motivational value of our transformation stock option program with respect to our employee-optionees against the impact of such a program on existing shareholders. We do not believe a repricing that would leave all Eligible Options outstanding would achieve a balancing of these concerns as much as the Exchange Program would because such a repricing would have a greater dilutive effect on existing shareholders and would result in a greater charge to the Company’s earnings than the Exchange Program.

17.	Why can’t I just be granted additional options?

An additional grant of stock options to all Eligible Employees could have a negative effect on our stock dilution, outstanding shares and share price.

18.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Replacement Options are granted. Please see Section 5, Acceptance of Eligible Options for Exchange and Issuance of Replacement Options, for more information.

19.	If I have several different Eligible Options, may I exchange some Eligible Options but not the others?

No. If you elect to exchange your Eligible Options, you must exchange all of them. Partial exchanges of Eligible Options are not permitted. Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

20.	What will happen to Eligible Options if I choose not to exchange them?

If you choose not to exchange your Eligible Options, they will remain outstanding and retain their existing terms, including their existing exercise price per share, vesting schedule (including the existing stock price hurdles) and expiration date. Please see Section 1, Eligibility; Number of Options; Expiration Time, for more information.

21.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your participation in future stock option grants. Your eligibility for such grants is determined under the terms and conditions of our stock incentive plans.

22.	May Weight Watchers cancel this Offer?

Upon the occurrence of any of the conditions described in Section 7, Conditions of this Offer, Weight Watchers may, in its reasonable judgment, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any Eligible Options that were tendered for exchange will remain outstanding and retain their existing terms, including their existing exercise price per share, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made. Please see Section 7, Conditions of this Offer, for more information.

23.	What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7, Conditions of this Offer. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum number of Eligible Options that must be tendered in this Offer. Please see Section  7, Conditions of this Offer, for more information

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

24.	How do I participate in the Exchange Program?

        Election instructions along with the required documentation to make your exchange election are enclosed with this offering memorandum. To participate, you must complete and submit the enclosed Election Form, which must be received by us before 5:00 p.m., New York City time, on June 22, 2015, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:

•	mailed to: Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010; or

•	scanned and e-mailed to: optionexchange@weightwatchers.com.

Election Forms should not be returned via inter-office mail. If you have any questions about the election process, please send an e-mail directly to optionexchange@weightwatchers.com. You may also call Ms. Stephanie Delavale, who manages our stock incentive plans, at 516-390-1851. You will have the ability to leave a voice message on this extension. Please see Section 3, Procedures for Electing to Exchange Options, for more information

25.	How will I know Weight Watchers received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please call Ms. Delavale, who manages our stock incentive plans, at 516-390-1851 or send an e-mail directly to optionexchange@weightwatchers.com. Please see Section 5, Acceptance of Eligible Options for Exchange and Issuance of Replacement Options, for more information.

26.	How will I know my Eligible Options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options that have been granted to you and their per share exercise price. Please see Section 5, Acceptance of Eligible Options for Exchange and Issuance of Replacement Options, for more information.

27.	Is Weight Watchers required to accept my Eligible Options for exchange?

We reserve the right to reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. Otherwise, we will accept Eligible Options properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.

28.	How do I obtain information about my Eligible Options?

Please refer to your enclosed individualized Election Form for this information. If you have any questions about your Eligible Option holdings, please call Ms. Delavale, who manages our stock incentive plans, at 516-390-1851 or send an e-mail directly to optionexchange@weightwatchers.com.

29.	Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

30.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 5:00 p.m., New York City time, on June 22, 2015 unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 24. Election Forms should not be returned via inter-office mail.

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will provide appropriate notice or make a public announcement of the extension as described in Section 14, Extension of Offer; Termination; Amendment. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended. Please see Section 3, Procedures for Electing to Exchange Options, for more information

31.	What will happen if my Election Form is not received as required by the deadline?

If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and all Eligible Options currently held by you will remain outstanding and unchanged, including the exercise price per share and number of underlying shares.

32.	May I withdraw or change my election?

Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 5:00 p.m., New York City time, on June 22, 2015. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended. Please see Section 4, Withdrawal Rights, for more information.

33.	How do I withdraw or change my election?

To withdraw your previously submitted Election Form, you must complete the enclosed Notice of Withdrawal and submit it in the same manner set forth in the answer to Question 24, and we must receive the Notice of Withdrawal before the expiration of this Offer at 5:00 p.m., New York City time, on June 22, 2015 (or such later date as may apply if the Offer is extended).

To change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 24, and we must receive the replacement Election Form before the expiration of this Offer at 5:00 p.m., New York City time, on June 22, 2015 (or such later date as may apply if the Offer is extended).

It is your responsibility to confirm that we have received your Notice of Withdrawal or replacement Election Form, as applicable, before the expiration of this Offer. In all cases, the last Notice of Withdrawal or Election Form, as applicable, that is submitted and received prior to the expiration of this Offer will prevail.

Please see Section 4, Withdrawal Rights, for more information.

34.	When will I receive my Replacement Option grant documents?

We expect to grant the Replacement Options on the expiration date of this Offer, at the same time as the Eligible Options you tendered for exchange are cancelled. Grant documents for the Replacement Options will be mailed to you thereafter. Please see Section 5, Acceptance of Eligible Options for Exchange and Issuance of Replacement Options, for more information.

35.	What if my employment with Weight Watchers is terminated after the date the Replacement Options are granted?

Unless your Replacement Option grant documents provide otherwise, if your employment with Weight Watchers is terminated for any reason after the date Replacement Options are granted to you, you will have the same exercise rights, if any, under each of your Replacement Options that you would have had under the Eligible Option exchanged for that Replacement Option, but with respect to the smaller number of shares, lower exercise price per share and new vesting schedule provided for in the Replacement Option.

If your employment with Weight Watchers is terminated due to permanent disability or death, the vested portion (if any) of your Replacement Options will be exercisable for one year following the date of termination by reason of your permanent disability or death. You will have 90 days to exercise the vested portion (if any) of your Replacement Options following any other terminations of employment other than for cause. Each Replacement Option, whether vested or unvested, will terminate immediately upon dismissal for cause.

Please see Section 8, Source and Amount of Consideration; Terms of Replacement Options, for more information.

36.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?

We are conducting the Exchange Program at this time because of the current market value of Weight Watchers’ common stock. We can provide no assurance as to the price of our common stock at any time in the future. Moreover, we cannot speculate on whether we will ever seek shareholder approval to conduct another exchange program at any time in the future should your Replacement Options end up underwater.

OTHER IMPORTANT QUESTIONS

37.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged Eligible Options are cancelled or when your Replacement Options are granted. However, tax consequences may vary depending on each individual employee’s circumstances. Included as part of this offering memorandum is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax, financial and legal advisors with any questions regarding the tax consequences of participating in the Exchange Program, including any state or local tax consequences.

Please see Section 13, Material U.S. Federal Income Tax Consequences, for more information.

38.	What are the tax consequences to international Eligible Employees participating in the Exchange Program?

The tax consequences to international Eligible Employees participating in the Exchange Program vary depending on their home country. We have provided additional information about the tax consequences applicable in the countries outside the United States in which Eligible Employees reside, in the Schedules attached hereto. We suggest that you consult with your personal tax, financial and legal advisors before deciding whether or not to participate in the Exchange Program.

39.	How should I decide whether or not to participate in the Exchange Program?

The decision to participate must be your personal decision, and it will depend largely on your assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal tax, financial and legal advisors before deciding whether or not to participate in the Exchange Program.

Please also review the “Risk Factors” that appear after this Summary Term Sheet for a discussion of the risks of participating in this Exchange Program.

40.	What price would Weight Watchers common stock have to reach for me to be better off keeping my Eligible Options?

The table below shows the estimated prices Weight Watchers common stock would have to reach for you to be better off keeping your Eligible Options instead of exchanging them for Replacement Options (“Estimated Break-even Price”). Put another way:

•	If the price of Weight Watchers common stock exceeds the applicable Estimated Break-even Price at the time the option is exercised, then, assuming full vesting of both the Eligible Options and the Replacement Options, you would receive more proceeds if you had kept your Eligible Options.

•	But if the price of Weight Watchers common stock does not exceed the applicable Estimated Break-even Price at the time the option is exercised, then, assuming full vesting of both the Eligible Options and the Replacement Options, you would receive more proceeds with Replacement Options.

The Estimated Break-even Prices assume full vesting of the Eligible Options, as noted in the bullet points above. However, since the vesting of Eligible Options is subject to the achievement of specified stock price hurdles, we have also included a column entitled “Eligible Option Full Vesting Price” in the table below, in order to show the price that Weight Watchers common stock would have to reach before Eligible Options become fully vested. Pursuant to the terms and conditions applicable to Eligible Options, in addition to the time-vesting criteria of three years, Eligible Options fully vest in 20% increments upon the first date that the average closing price of our common stock on the NYSE for the 20 consecutive preceding trading days (the “Hurdle Period”) is equal to or greater than the following stock price hurdles: (i) 150% of the exercise price, (ii) 175% of the exercise price, (iii) 200% of the exercise price, (iv) 225% of the exercise price, and (v) 250% of the exercise price. This means that, in order for your entire Eligible Option to become fully vested, Weight Watchers common stock would have to reach 250% or more of the exercise price of the applicable Eligible Option, for the Hurdle Period. Hence, in the table below, the “Eligible Option Full Vesting Price” column is equal to 250% of the exercise price of the applicable Eligible Option (i.e., the “Eligible Option Exercise Price” column). Accordingly, if you choose to keep your Eligible Options, they will not fully vest until Weight Watchers common stock becomes equal to or greater than the Eligible Option Full Vesting Price in the table below for the Hurdle Period. In contrast, Replacement Options will be solely time-vesting and are not subject to any requirement of achieving specified stock price hurdles.

The Estimated Break-even Prices in the table below are organized by grant date and exchange ratio and assumes that all of the stock options become vested prior to their scheduled expiration dates. Your individualized Election Form, accompanying this offering memorandum, contains the applicable exchange ratios for your Eligible Options.

Eligible Option Grant Date	Eligible Option Exercise Price	Exchange Ratio	Replacement Option Exercise Price	Estimated Break-even Price		Eligible Option Full Vesting Price
December 12, 2013	$32.65	2 to 1	$6.00		$59.30	$81.63
			$7.00		$58.30
			$8.00		$57.30
			$9.00		$56.30
			$10.00		$55.30
		3.5 to 1	$6.00		$43.31
			$7.00		$42.91
			$8.00		$42.51
			$9.00		$42.11
			$10.00		$41.71
April 2, 2014	$21.19	2 to 1	$6.00		$36.38	$52.98
			$7.00		$35.38
			$8.00		$34.38
			$9.00		$33.38
			$10.00		$32.38
		3.5 to 1	$6.00		$27.27
			$7.00		$26.87
			$8.00		$26.47
			$9.00		$26.07
			$10.00		$25.67
May 15, 2014	$21.90	2 to 1	$6.00		$37.80	$54.75
			$7.00		$36.80
			$8.00		$35.80
			$9.00		$34.80
			$10.00		$33.80
June 13, 2014	$22.33	2 to 1	$6.00		$38.66	$55.83
			$7.00		$37.66
			$8.00		$36.66
			$9.00		$35.66
			$10.00		$34.66
July 15, 2014	$19.98	2 to 1	$6.00		$33.96	$49.95
			$7.00		$32.96
			$8.00		$31.96
			$9.00		$30.96
			$10.00		$29.96
August 15, 2014	$23.30	2 to 1	$6.00		$40.60	$58.25
			$7.00		$39.60
			$8.00		$38.60
			$9.00		$37.60
			$10.00		$36.60
September 15, 2014	$23.37	2 to 1	$6.00		$40.74	$55.93
			$7.00		$39.74
			$8.00		$38.74
			$9.00		$37.74
			$10.00		$36.74
October 15, 2014	$24.96	2 to 1	$6.00		$43.92	$62.40
			$7.00		$42.92
			$8.00		$41.92
			$9.00		$40.92
			$10.00		$39.92
November 14, 2014	$27.98	2 to 1	$6.00		$49.96	$69.95
			$7.00		$48.96
			$8.00		$47.96
			$9.00		$46.96
			$10.00		$45.96
December 15, 2014	$27.22	2 to 1	$6.00		$48.44	$68.05
			$7.00		$47.44
			$8.00		$46.44
			$9.00		$45.44
			$10.00		$44.44
March 11, 2015	$9.82	2 to 1	$6.00		$13.64	$24.55
			$7.00		$12.64
			$8.00		$11.64
			$9.00		$10.64
			$10.00	$	N/A

RISK FACTORS

Participating in the Exchange Program involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your personal tax, financial and legal advisors before deciding to participate in the Exchange Program.

Risks Related to this Offer

If you exchange Eligible Options for Replacement Options in the Exchange Program and your employment with us terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options.

If you elect to participate in the Exchange Program, the Replacement Options will have a ten-year term from their date of grant and new vesting schedule, such that 25% of the Replacement Options will vest on each of the first and second anniversaries of the Replacement Options grant date and the remaining 50% of the Replacement Options will vest on the third anniversary of the Replacement Options grant date, subject to your continued employment with the Company and its subsidiaries through the applicable vesting date. Generally, if your employment with us terminates, your Replacement Options will cease vesting, and any unvested portion of your Replacement Options will be cancelled as of your separation date. Accordingly, if you exchange Eligible Options for Replacement Options in the Offer and your employment with us terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange or would have become vested sooner than the Replacement Options.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Weight Watchers or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the Replacement Options grant date or thereafter.

If the price of our common stock increases over time, the value of the Replacement Options that you receive in the Exchange Program may ultimately be less than the value of the Eligible Options that you surrendered in the Exchange Program.

Because you will receive a lesser amount of Replacement Options in the Exchange Program than the Eligible Options you surrender for exchange, it is possible that, at some point in the future, your surrendered Eligible Options would have been economically more valuable than the Replacement Options granted in the Exchange Program.

For example, assume, for illustrative purposes only, that:

•	you surrender 200 Eligible Options with an exercise price of $32.00 per share;

•	you receive a grant of 100 Replacement Options with an exercise price of $10.00 per share; and

•	three years after the Replacement Options grant date, the price of our common stock had increased to $72.00 per share.

Under this example:

•	If you had kept your surrendered Eligible Options, you would have vested in 80% of the options and if you sold all 160 of the underlying shares at $72.00 per share, you would have realized a pre-tax gain of $6,400 (i.e., 160 options multiplied by the $40 difference between the $72 market price and the $32 exercise price per share)

•	But if you had exchanged your Eligible Options and sold the 100 underlying shares subject to the Replacement Options, you would only realize a pre-tax gain of $6,200 (i.e., 100 options multiplied by the $62 difference between the $72 market price and the $10 exercise price per share).

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Program.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax and social insurance consequences that may apply to you. You should be certain to consult your personal tax, financial and legal advisors to discuss these consequences.

The value of our common stock could decrease after the Replacement Options are granted, causing your Replacement Options to be underwater.

There is no guarantee that our common stock price will increase after the Replacement Options are granted. If the price of our common stock decreases after the Replacement Options are granted, your Replacement Options will be underwater and will be less valuable than when you received them.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K/A for the fiscal year ended January 3, 2015 and also the information provided in this offering memorandum and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our corporate website at www.weightwatchersinternational.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

Section 1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the 2014 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4, Withdrawal Rights, before the “Expiration Time,” as we have defined this term below.

An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes May 22, 2015 through the date of expiration of the Offer, he or she satisfies all of the following conditions:

•	is an active employee of Weight Watchers or any of its subsidiaries; and

•	holds at least one Eligible Option.

Even if you are an Eligible Employee when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Employee throughout the entire Eligibility Period.

This Offer’s Expiration Time is 5:00 p.m., New York City time, on June 22, 2015, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14, Extension of Offer; Termination; Amendment, for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to exchange Eligible Options, you must exchange all Eligible Options that were granted to you. Partial exchanges of Eligible Options are not permitted.

If you properly tender your Eligible Options and they are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive Replacement Options to acquire a certain number of shares of common stock determined in accordance with the exchange ratios described below (which number of shares would be subject to future adjustments in accordance with the terms of the 2014 Plan for any stock splits, stock dividends and similar events that may occur after the Offer).

Each Eligible Employee who participates in the Exchange Program will receive a Replacement Option to purchase shares of Weight Watchers common stock in exchange for any Eligible Options that are properly tendered and accepted for exchange, in accordance with the following exchange ratios:

•	each surrendered Eligible Option held by an Eligible Employee other than the Company’s Chief Executive Officer will be exchanged for a Replacement Option on a two-for-one basis (i.e., the Replacement Option shall cover half as many shares as the corresponding surrendered Eligible Option); and

•	each surrendered Eligible Option held by the Company’s Chief Executive Officer will be exchanged for a Replacement Option on a 3.5-for-one basis (i.e., the Replacement Option shall cover a number of shares equal to the quotient of the number of shares that had been subject to the corresponding surrendered Eligible Option divided by 3.5).

Since the exchange ratios have been set prior to the commencement of the Offer, and the exercise price of the shares represented by the Replacement Options will not be determined until their date of grant, Eligible Employees should consider, prior to the expiration of this Offer, whether the changes in the market price of the Company’s common stock work in their favor or not when making a decision whether or not to participate in the Exchange Program.

Unless prevented by law or applicable regulations, each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under the 2014 Plan. Each Replacement Option will represent the right to purchase at a lower exercise price per share fewer shares than the Eligible Option for which it is exchanged. The exercise price per share of the Replacement Options will be equal to the greater of (x) the closing price per share of the Company’s common stock on the NYSE on the date the Replacement Options are granted (which is expected to be the Expiration Time of the Offer) and (y) the average closing price per share of the Company’s common stock on the NYSE for the five trading day period immediately preceding and including such grant date.

If the exchange ratio, when applied to an exchange of an Eligible Option for a Replacement Option, yields a fractional amount of shares, we will round down to the nearest whole number the shares to be covered by that Replacement Option. We will not grant any Replacement Options with respect to these fractional shares. In addition, no cash will be paid with respect to any such fractional shares.

Each Replacement Option (i) will have a term of ten years beginning on the grant date for the Replacement Options and (ii) will be solely time-vesting (without any requirement of achieving specified stock price hurdles) and will vest over three years beginning on such grant date, with 25% of the stock options vesting on each of the first and second anniversaries of the date of grant and 50% of the stock options vesting on the third anniversary of the date of grant, subject to your continued employment with the Company and its subsidiaries through the applicable vesting date. The other terms and conditions of each Replacement Option will be generally consistent with the Company’s standard time-vesting stock option grants.

All Eligible Options are non-qualified stock options for U.S. federal income tax purposes and all Replacement Options will be non-qualified stock options for U.S. federal income tax purposes.

If we materially change the terms of this Offer or the information relating to this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in consideration or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information relating to this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will provide appropriate notice or make a public announcement, as set forth in Section 14, Extension of Offer; Termination; Amendment, in accordance with applicable legal requirements.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Purpose of this Offer.

Stock options for certain employees are very important to Weight Watchers’ compensation program and philosophy. We have issued stock options under the 2014 Plan and our other stock incentive plans as a means of attracting, motivating and retaining employees over time to promote the Company’s long-term financial and strategic success. However, a number of the stock options that were granted in recent years are substantially “underwater”, meaning that the exercise price per share and stock price vesting hurdles, if applicable, are substantially higher than the current trading price of Weight Watchers common stock. Because of these factors, the effectiveness of our long-term incentive program is weakened and the retention value of our outstanding performance-based stock options is impaired.

By implementing the Offer and allowing our Eligible Employees to exchange their Eligible Options for Replacement Options having a current market value exercise price per share, we believe that the Exchange Program will create better incentives for employees to remain with the Company and contribute to the attainment of our business and financial objectives. The Exchange Program is being conducted for compensatory purposes.

Except as otherwise disclosed in this Offer or in our filings with the SEC that are incorporated by reference in this offering memorandum, as described under Section 16, Additional Information, as of the date of this offering memorandum, we have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or any assets or our subsidiaries;

(c) any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies (other than the previously announced retirement of Ms. Marsha Johnson Evans from our Board of Directors and the previously announced shareholder election of Mr. Denis F. Kelly to our Board of Directors), or any change to any material term of the employment contract of any executive officer;

(d) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(e) any material change in our corporate structure or business;

(f) any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

(g) any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition or disposition by any person of any of our securities, other than pursuant to our existing share repurchase programs and the grant of restricted stock, restricted stock units (“RSUs”) or stock options to employees in the ordinary course of business; or

(j) any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own personal decision whether to elect to exchange your Eligible Options.

Section 3. Procedures for Electing to Exchange Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to Weight Watchers International, Inc. by one of the following methods:

•	by regular mail to Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010; or

•	by e-mail to optionexchange@weightwatchers.com.

Election Forms should not be sent via inter-office mail. To participate, your Election Form must be received by us before 5:00 p.m., New York City time, on June 22, 2015, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of common stock your Replacement Options entitle you to purchase and their per share exercise price.

If we do not receive your Election Form before the Expiration Time, then you will not be able to participate in the Exchange Program, and each Eligible Option currently held by you will remain intact and outstanding with its original exercise price per share and with its other original terms.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer, we will do so for all Eligible Employees. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly, after the expiration of this Offer, all properly tendered Eligible Options that have not been validly withdrawn.

Section 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (currently scheduled for 5:00 p.m., New York City time, on June 22, 2015). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time before the Expiration Time as extended for this Offer.

To withdraw tendered Eligible Options validly, you must complete a Notice of Withdrawal and submit it to us by any of the methods described in Section 3, Procedures for Electing to Exchange Options. We must receive the Notice of Withdrawal before the Expiration Time. It is your responsibility to confirm that we received your Notice of Withdrawal indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw tendered Eligible Options, you must withdraw all your tendered Eligible Options. Partial withdrawals will not be accepted. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3, Procedures for Electing to Exchange Options. Providing us with a properly completed Election Form in which you specifically decline to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will also constitute a proper notice of withdrawal.

Neither Weight Watchers nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all persons.

Section 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, Conditions of this Offer, and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options, which are expected to be granted on the expiration date of this Offer. Grant documents for the Replacement Options will be mailed to you thereafter.

If you cease to be an Eligible Employee at any time during the Eligibility Period, including the date the Offer expires, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable to the extent provided under the existing award agreements and plan documents, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents after the grant date of such options.

Section 6. Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the NYSE under the symbol “WTW.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the NYSE.

	High	Low
Fiscal 2012 (Year ended December 29, 2012)
First Quarter	$82.91	$53.50
Second Quarter	$79.99	$49.10
Third Quarter	$57.25	$40.60
Fourth Quarter	$57.88	$46.65
Fiscal 2013 (Year ended December 28, 2013)
First Quarter	$60.30	$40.00
Second Quarter	$48.35	$40.09
Third Quarter	$48.63	$35.58
Fourth Quarter	$41.44	$31.24
Fiscal 2014 (Year ended January 3, 2015)
First Quarter	$33.43	$19.50
Second Quarter	$25.15	$19.52
Third Quarter	$27.90	$19.09
Fourth Quarter	$29.84	$21.21
Fiscal 2015 (Year ending January 2, 2016)
First Quarter	$21.53	$6.71
Second Quarter (through May 18, 2015)	$8.93	$6.57

As of May 18, 2015, the closing price of our common stock as reported by the NYSE was $6.59 per share. There is no established trading market for employee stock options to purchase shares of our common stock.

We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

Section 7. Conditions of this Offer

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to applicable legal rules and regulations, if at any time on or after May 22, 2015 and prior to the Expiration Time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, or is likely to occur:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, before any court, authority, agency or tribunal that challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

(b) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange; or

(iii) materially and adversely affect the business, financial condition, income or operations of Weight Watchers;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) a material change in the market price of the shares of our common stock that would result in the Offer no longer having the intended compensatory purpose;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, financial condition or operations of Weight Watchers or on the trading in our common stock; or

(vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 22, 2015;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 22, 2015 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e) any change or changes shall have occurred in the business, financial condition, assets, income or operations of Weight Watchers that, in our reasonable judgment, is or may have a material adverse effect on Weight Watchers; or

(f) there shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Program that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Program.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Employee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of Weight Watchers under the 2014 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be determined in accordance with the formula described below, subject to future adjustments in accordance with the terms of the 2014 Plan for any stock splits, stock dividends and similar events affecting the common stock of Weight Watchers. As of May 18, 2015, there were 1,712,859 outstanding Eligible Options held by 61 Eligible Employees with a weighted average exercise price of $24.66 per share.

The exchange ratio determines the number of shares covered by a Replacement Option that will be granted to Eligible Employees in exchange for properly tendered and accepted Eligible Options. We believe the exchange ratios must balance the interests of both our employees and our shareholders. As a result, we have designed ratios to balance the increased option fair value associated with having a lower option exercise price per share against the lower option fair value associated with having the option cover a fewer number of shares. We believe this balance gives employees an incentive to increase shareholder value via a lower exercise price per share while also addressing shareholder dilution considerations. With respect to the exchange ratio for our Chief Executive Officer, we believe a different exchange ratio as compared to other Eligible Employees is appropriate for our most senior executive. While we do not expect that the excess compensation cost associated with the Exchange Program will be material, it is not anticipated that the exchange of Eligible Options for Replacement Options will necessarily be a “value for value” exchange.

We will not grant any Replacement Options with respect to fractional shares. Instead, in each case where the exchange formula yields a fractional amount of shares, we will round down to the nearest whole number of shares. No cash will be paid with respect to any such fractional shares.

Terms of Replacement Options. The Replacement Options are expected to be granted on the date this Offer expires. The per share exercise price of the Replacement Options will be equal to the greater of (x) the closing price per share of the Company’s common stock on the NYSE on the date the Replacement Options are granted (which is expected to be the Expiration Time of the Offer) and (y) the average closing price per share of the Company’s common stock on the NYSE for the five trading day period immediately preceding and including such grant date. The number of shares underlying the Replacement Option will be less than the number of shares underlying the Eligible Option it was exchanged for and will be determined in accordance with the exchange ratios as described above. In contrast to the existing Eligible Options, which have a term of five years beginning from the date they were granted and vesting based on the achievement of both the time- and performance-vesting criteria, each Replacement Option will (i) have a term of ten years beginning on the grant date for the Replacement Options and (ii) will be solely time-vesting (without any requirement of achieving specified stock price hurdles) and will vest over three years beginning on such grant date, with 25% of the stock options vesting on each of the first and second anniversaries of the date of grant and 50% of the stock options vesting on the third anniversary of the date of grant, subject to the Eligible Employee’s continued employment with the Company and its subsidiaries through the applicable vesting date. The total number of shares that may be issued pursuant to Replacement Options granted in the Exchange Program depends on the number of Eligible Options that are cancelled following the expiration of the Offer, which we cannot determine at this time. If all Eligible Options that were outstanding as of May 18, 2015 are surrendered in the Exchange Program, Replacement Options to purchase 740,256 shares would be granted in the Exchange Program. The other terms and conditions of each Replacement Option will be generally consistent with the Company’s standard time-vesting stock option grants.

The terms and conditions of your Eligible Options are set forth in the respective option grant documents evidencing those grants and in the stock incentive plans under which they are outstanding. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the option grant documents for those grants and the 2014 Plan under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the 2014 Plan. Additional information regarding each stock incentive plan may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with that plan. These documents can be obtained by emailing us at optionexchange@weightwatchers.com.

Exercise. Generally, you may exercise the vested portion of your Replacement Options at any time. If your employment with Weight Watchers terminates prior to your Replacement Option becoming fully vested, you will not be able to exercise the portion of your Replacement Option that is not vested. Unless your Replacement Option grant documents provide otherwise, if your employment with Weight Watchers is terminated due to permanent disability or death, the vested portion of your Replacement Options will be exercisable for one year following the date of your termination by reason of your permanent disability or death. You will have 90 days to exercise the vested portion (if any) of your Replacement Options, following all other terminations of employment other than for cause. All Replacement Options will immediately terminate upon dismissal for cause, unless your option grant documents provide otherwise.

Change of Control. Unvested Replacement Options will immediately vest and become exercisable immediately prior to a change of control (as such term is defined in the 2014 Plan).

Income Tax Consequences of the Exchange Program. Please refer to Section 13, Material U.S. Federal Income Tax Consequences, for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer. We have provided additional information about the tax consequences applicable in the countries outside the United States in which Eligible Employees reside, in the Schedules attached hereto.

Registration and Sale of Option Shares. All shares of common stock issuable upon exercise of options granted under our stock incentive plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Weight Watchers, you will be able to sell your shares underlying the Replacement Options free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

Summary of the 2014 Plan.

The following is a summary of the material terms relating to the 2014 Plan and is qualified in its entirety by reference to the 2014 Plan.

Administration. The 2014 Plan is administered by the Compensation and Benefits Committee of the Board of Directors, or such other committee to which the Board of Directors has delegated power to act (the “Compensation Committee”), which must consist of at least two directors, all of whom shall be intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and the rules and regulations thereunder (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), unless otherwise determined by the Board of Directors. The Compensation Committee may delegate its duties to any subcommittee of the Compensation Committee. In addition, to the extent permitted under applicable law and the applicable rules of any listing exchange, as long as grants are made consistent with Compensation Committee guidelines and the 2014 Plan, the Compensation Committee may delegate the authority to grant awards under the 2014 Plan to any employee or group of employees of the Company or an affiliate.

The Compensation Committee has the authority to make, and establish the terms and conditions of, any award to any person eligible to be a participant under the 2014 Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting or forfeiture conditions with respect to outstanding awards). The Compensation Committee is authorized to interpret the 2014 Plan, to establish, amend and rescind any rules and regulations relating to the 2014 Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2014 Plan. The Board of Directors may take any action delegated to the Compensation Committee that it deems necessary or desirable for the administration of the 2014 Plan.

Eligibility. Any employee, director, advisor or consultant of the Company or an affiliate is eligible to receive an award grant under the 2014 Plan. The Compensation Committee may select individuals eligible to participate in the 2014 Plan.

Shares Subject to the 2014 Plan. The total number of shares which may be issued under the 2014 Plan is 3,500,000. The 2014 Plan includes limits on the maximum amount of awards that may be granted under specified types of awards to specified types of participants in a calendar year.

•	The maximum number of shares subject to stock options or stock appreciation rights which may be granted to a participant in a calendar year is 875,000.

•	The maximum number of shares with respect to which performance-based awards may be granted during each calendar year to a participant may not exceed 584,000, if denominated or payable in shares, and the maximum value of a performance-based award may not exceed $5 million, if such award is not denominated or payable in shares.

•	The maximum number of shares with respect to which awards may be granted during each calendar year to a non-employee director, taken together with any cash fees paid to such non-employee director, may not exceed $400,000 in total value.

The shares may consist, in whole or in part, of unissued shares or shares that the Company has reacquired, bought on the market or otherwise. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the 2014 Plan. Shares subject to awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the 2014 Plan. In addition, shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the 2014 Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified stock options and “incentive” stock options under the 2014 Plan. Options granted under the 2014 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but an option will generally not be exercisable for a period of more than ten years after it is granted.

The exercise price per share of common stock for any stock option awarded will not be less than the fair market value of our common stock on the grant date. Unless otherwise determined by the Compensation Committee prior to an applicable grant date, the “fair market value” of our common stock on a given date will be deemed to equal the closing price for our shares on the NYSE or such other national securities exchange on which the shares are traded on such date (or the most recent preceding trading date if the grant date is not a trading date). To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid (i) in cash or its equivalent (e.g. a check or wire transfer); (ii) in shares of common stock having a fair market value equal to the aggregate option exercise price; (iii) partly in cash and partly in shares of common stock; (iv) through the delivery of irrevocable instructions to a broker to sell, to the extent permitted by applicable law, shares of common stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate option exercise price for the shares being purchased, or (v) to the extent permitted by the Compensation Committee, through “net settlement” in shares.

The Compensation Committee may grant stock appreciation rights independent of, or in connection with, a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of our common stock on the grant date (determined as described above with respect to stock option grants); provided, however, that, in the case of a stock appreciation right granted in connection with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option will entitle a participant, upon exercise, to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right, and each stock appreciation right granted in connection with a stock option will entitle a participant upon surrender of his or her unexercised, but exercisable, stock option to receive the same amount. Payment will be made in shares of common stock (any common stock is valued at fair market value) and/or cash, as determined by the Compensation Committee.

Restricted Stock Units. A restricted stock unit (“RSU”) award gives the participant an opportunity to receive shares of common stock free of restrictions upon vesting of the RSU award (and subject to any other terms of the RSU award). The Compensation Committee will determine the number of RSUs to grant to a participant, the duration of the period during which any vesting or restrictions may remain imposed on such RSUs, the conditions, if any, under which the RSUs may be forfeited to the Company, and the other terms and conditions of the RSU awards. At the discretion of the Compensation Committee, an RSU award may entitle the participant to receive an amount that is equal to the amount of any dividends that the participant would have been paid if the RSUs were actual common stock. If the participant is entitled to these types of dividend equivalent payments, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the RSU award vests, and whether the amounts shall be invested or deemed invested in common stock.

Restricted Stock. The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which any restrictions may remain imposed on such restricted stock, the conditions, if any, under which the restricted stock may be forfeited to the Company, and the other terms and conditions of restricted stock awards. At the discretion of the Compensation Committee, restricted stock awards may entitle the participant to receive an amount that is equal to the amount of any dividends paid on actual common stock. If the participant is entitled to dividends, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the restricted stock award vests, and whether the amounts shall be reinvested in additional shares of restricted stock.

Certain restricted stock and RSU awards granted under the 2014 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards shall be based upon one or more of the performance criteria described below in “—Summary of the 2014 Plan—Plan Awards—Section 162(m) of the Internal Revenue Code”.

Other Equity-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell stock awards, unrestricted common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value, of the common stock. Such other equity-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares of common stock based on the fair market value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of certain performance objectives.

Cash Awards. The Company may also make awards of cash to participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m). Cash awards shall be provided for pursuant to the procedures regarding the grant, determination and payment of the Performance-Based Award, as described below in “—Summary of the 2014 Plan—Plan Awards—Section 162(m) of the Internal Revenue Code” and “—U.S. Tax Consequences of the 2014 Plan Awards”.

Plan Awards—Section 162(m) of the Internal Revenue Code. Restricted stock, RSU and other equity-based and cash awards granted under the 2014 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards (“Performance-Based Awards”) shall be based upon one or more of the following performance criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability or revenue of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets, (xix) total shareholder return; (xx) customer satisfaction; (xxi) credit rating; (xxii) closing of corporate transactions and (xxiii) completion or attainment of products or projects. With respect to Performance-Based Awards, (A) the Compensation Committee shall establish in writing the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed), and (B) no awards (or any associated dividends or dividend equivalents that may be earned with respect to such awards) shall be paid to any participant for such period of service until the Compensation Committee certifies that the objective performance goals applicable to such period have been satisfied.

No participant who is a “covered employee” within the meaning of Section 162(m) shall receive payment of a cash award under the 2014 Plan in respect of any performance period in excess of $5 million, and the Compensation Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any cash award otherwise payable to any participant under the 2014 Plan based on individual performance or any other factors that the Compensation Committee, in its discretion, shall deem appropriate.

Adjustments Upon Certain Events. In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control (as defined in the 2014 Plan), payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value of such equity securities, the Compensation Committee shall (i) adjust the number and kind of shares subject to the 2014 Plan and available for or covered by awards granted under the 2014 Plan, (ii) adjust the share prices related to outstanding awards granted under the 2014 Plan and/or (iii) take such other action (including providing for the payment of a cash amount to holders of outstanding awards granted under the 2014 Plan in cancellation of any such awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the 2014 Plan and any outstanding awards granted under the 2014 Plan; provided, however, that the Compensation Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding stock option or stock appreciation right having an Option Price or exercise price, respectively, that is greater than the per share consideration received by a holder of common stock in such transaction.

Amendment and Termination. The Compensation Committee may amend, alter or discontinue the 2014 Plan, but, except as discussed above in “Adjustments Upon Certain Events,” no amendment, alteration or discontinuation shall be made (i) without the approval of the shareholders of the Company, if such action would increase the total number of shares of common stock reserved for the purposes of the 2014 Plan, or increase the maximum number of awards that may be granted to any participant, (ii) without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award previously granted to the participant under the 2014 Plan or (iii) to the provision prohibiting the repricing of stock options or stock appreciation rights to permit such repricing; provided, however, that the Board of Directors may amend the 2014 Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code or other applicable laws.

Limitations. No award may be granted under the 2014 Plan after the tenth anniversary of its initial approval by the Board of Directors (the “Expiration Date”), but awards granted prior to the Expiration Date may extend beyond that date. Except for adjustments to stock options or stock appreciation rights made in connection with changes in capitalization of the Company or similar events, as discussed above in “Adjustments Upon Certain Events”, the 2014 Plan prohibits the repricing of the exercise price of any stock options or stock appreciation rights after they have been granted without prior approval of the Company’s shareholders. However, as a result of the approval of our shareholders of the proposed amendment to the 2014 Plan to allow for a one-time option exchange offer, this Offer is specifically permitted by the 2014 Plan.

IMPORTANT NOTE: The statements in this offering memorandum concerning the 2014 Plan and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the 2014 Plan. Copies of the 2014 Plan are available by contacting us at optionexchange@weightwatchers.com.

Section 9. Information Concerning Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading commercial provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds more than 36,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. Weight Watchers provides innovative, digital weight management products through its websites, mobile sites and apps. Weight Watchers is the leading provider of Online subscription weight management products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

We are a Virginia corporation that was incorporated as such in 1974 and succeeded to the business started in New York in 1963. Our principal executive offices are located at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 and our telephone number is (212) 589-2700.

Certain Financial Information. We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K/A for the fiscal year ended January 3, 2015. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015.

The following tables set forth our summary historical consolidated financial data for the fiscal years ended January 3, 2015 and December 28, 2013 and the three month periods ended April 4, 2015 and March 29, 2014, certain selected ratios for such periods and our financial position as of such dates. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K/A for the fiscal year ended January 3, 2015 and the unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2015. Financial data for the three month periods ended April 4, 2015 and March 29, 2014, and the selected ratios for such periods, are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

See Section 16, Additional Information, for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11, Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

	Fiscal Year Ended		Three Months Ended
	January 3, 2015 (Restated)	December 28, 2013 (Revised)	April 4, 2015	March 29, 2014
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenues, net	$1,479,916	$1,724,123	$322,103	$409,358

Gross profit	$802,551	$1,001,112	$157,303	$222,900

Operating income	$299,314	$457,752	$18,044	$51,053

Interest expense	$122,984	$103,108	$31,104	$25,262
Income (loss) before income taxes	$183,664	$332,360	$(8,859)	$36,061
Provision (benefit) for income taxes	$65,931	$129,618	$(3,375)	$14,530

Net income (loss)	$117,733	$202,742	$(5,484)	$21,531
Net loss attributable to noncontrolling interest	$54	$0	$51	$0

Net income (loss) attributable to the Company	$117,787	$202,742	$(5,433)	$21,531

Earnings (loss) per share attributable to the Company:
Basic	$2.08	$3.61	$(0.10)	$0.38
Diluted	$2.08	$3.60	$(0.10)	$0.38

Weighted average common shares outstanding:
Basic	56,607	56,144	56,806	54,428
Diluted	56,705	56,394	56,806	56,506
Other Data:
Ratio of earnings to fixed charges (a)	2.49x	4.22x	0.72x	2.43x

(a)	Earnings included in the calculation of this ratio consist of income (loss) before income taxes plus interest expense and net loss attributable to noncontrolling interest. Fixed charges include interest expense and capitalized interest. The Company does not capitalize interest associated with property, plant and equipment as it does not borrow to pay for these assets.

	As of		As of
	January 3, 2015 (Restated)	December 28, 2013 (Revised)	April 4, 2015
	(in thousands)
Consolidated Balance Sheet Data:
Current assets	$425,665	$315,725	$345,232

Total assets	$1,534,640	$1,405,926	$1,446,421

Current liabilities	$431,695	$345,820	$606,163
Long-Term debt	$2,277,272	$2,358,000	$2,037,000

Total Liabilities	$2,902,128	$2,882,531	$2,831,639

Treasury stock	$(3,253,597)	$(3,256,406)	$(3,251,141)
Retained earnings	$1,900,506	$1,771,284	$1,897,669

Total stockholders’ deficit	$(1,373,041)	$(1,476,605)	$(1,390,292)

Total liabilities & stockholders’ deficit	$1,534,640	$1,405,926	$1,446,421

As of April 4, 2015, the book value of the Company’s common stock was $(24.32), which amount reflects the deficit divided by the number of shares of common stock outstanding.

Section 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of the directors and executive officers of Weight Watchers, their addresses and respective positions with the Company as of May 18, 2015 is attached as Schedule A to this offering memorandum.

As of May 18, 2015, our directors and executive officers (13 persons) as a group held outstanding options to purchase an aggregate of 1,183,601 shares of our common stock, which number represented approximately 43.11% of the shares subject to all options outstanding as of that date. As of May 18, 2015, no stock options (including any Eligible Options) have been granted to any of our current directors who are not executive officers, and therefore none of our current directors, other than Mr. James R. Chambers, are Eligible Employees for purposes of participating in this Offer.

The following table sets forth the holdings of options to purchase our common stock as of May 18, 2015 by each executive officer of the Company:

Name	Number of Eligible Options Beneficially Owned	Number of Non-Eligible Options Beneficially Owned	Aggregate Number of Stock Options Beneficially Owned	Percentage of All Shares Underlying All Outstanding Stock Options
James R. Chambers	542,082	180,230	722,312	26.31%
Michael F. Colosi	80,614	—	80,614	2.94%
Nicholas P. Hotchkin	112,651	75,141	187,792	6.84%
Jeanine Lemmens	57,006	17,074	74,080	2.70%
Corinne Pollier(-Bousquet)	67,285	51,518	118,803	4.33%
All executive officers as a group (5 persons)	859,638	323,963	1,183,601	43.11%

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving Eligible Options during the 60 days before the commencement of this Offer. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on pages 69 and 70 of our definitive proxy statement for our 2015 annual meeting of shareholders.

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K/A for the fiscal year ended January 3, 2015, or our definitive proxy statement for our 2015 annual meeting of shareholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor, to our knowledge, any person controlling us nor any of our directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Transactions with Related Persons concerning our Shares

Registration Rights Agreement. Simultaneously with the closing of our acquisition by Artal Luxembourg S.A. in 1999, we entered into a registration rights agreement with Artal Luxembourg S.A. and H.J. Heinz Company. The registration rights agreement grants Artal Luxembourg S.A. the right to require us to register shares of our common stock for public sale under the Securities Act (1) upon demand and (2) in the event that we conduct certain types of registered offerings. H.J. Heinz Company has sold all shares of our common stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal Group S.A. together with its parents and subsidiaries (“Artal”). The principals of Invus have received customary compensation from Artal in connection with transactions under this registration rights agreement. Certain of our directors (Messrs. Raymond Debbane, Philippe J. Amouyal, Jonas M. Fajgenbaum and Christopher J. Sobecki) are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Sacha Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

Corporate Agreement. We entered into a corporate agreement with Artal in November 2001 which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of our then outstanding voting stock, Artal will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our Board of Directors. This right to nominate directors will not restrict Artal from nominating a greater number of directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an Internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if our Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if our Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, the officer, director, advisor, and Artal does not have a duty to present that opportunity to us and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under this agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

Continuity Agreements. Our Board of Directors has determined that it is in the best interests of our shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change in control of us. Therefore, we have entered into continuity agreements with our U.S. executive officers (i.e., Mr. Chambers, Mr. Hotchkin and Mr. Colosi) and other U.S. senior executives.

These agreements generally have an initial term of two to three years from the date of execution, and continue to renew annually thereafter unless we provide 180-day advance written notice to the applicable executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreements) of us, the term of the agreement may not terminate until the second anniversary of the date of the change in control. The following benefits will be provided to our U.S. executive officers if (a) during the two-year period following a change in control of us, such executive’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such executive voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such executive’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

•	cash payment equal to three times the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•	cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the executive’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the executive’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the executive under or into our benefit plans);

•	three years of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the executive and his or her dependents, provided that these benefits will terminate upon the executive receiving comparable benefits from a subsequent employer;

•	continued provision of the perquisites the executive enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary of the executive’s termination and (y) the receipt by the executive of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested time-vesting stock options, stock appreciation rights, phantom stock units and restricted stock held by the executive upon the change in control; performance-vesting stock options (i.e., stock options with vesting criteria linked to the achievement of specified stock price hurdles) are not subject to the vesting provisions set forth in the continuity agreements;

•	additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the executive participated prior to the date of termination during the period from the date of termination through the third anniversary of the executive’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the executive is subject to Section 409A of the Internal Revenue Code, the executive shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the executive had remained employed with us during such period;

•	all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the executive’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000.

Terminations of employment that entitle an executive to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the executive for “good reason” upon qualifying terminations of employment described above. The executive is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability (as defined therein) or retirement. The executive is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause.”

Director Compensation. Members of our Board of Directors who are not employees of the Company are entitled to receive annual compensation of $75,000, payable quarterly, half in cash and half in common stock. The number of shares of common stock granted quarterly is determined by averaging the closing price of the common stock on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash. In addition, each non-employee director is entitled to receive 1,000 shares of common stock per annum which is distributed on December 15th of each fiscal year. Any shares of common stock granted are subject to transfer restrictions so that the shares cannot be sold or transferred until the director is no longer serving on our Board of Directors. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of our Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs. Directors who are employees of the Company receive no compensation for their service as directors. In addition, each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair receives an additional $10,000 per annum, payable quarterly, in cash. In addition, each director serving as a member of the Compensation Committee is entitled to receive $4,000 per annum, payable quarterly, in cash.

Section 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. The shares of common stock subject to an exchanged Eligible Option will not be available for future awards except, in the case of Eligible Options that were previously granted under the 2014 Plan, to the extent those shares are reserved for issuance upon exercise of the Replacement Options for which they are exchanged.

We account for share-based payments in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”). Under ASC Topic 718, we will recognize incremental compensation expense, if any, resulting from the Replacement Options granted in the Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of Replacement Options granted to Eligible Employees in exchange for surrendered Eligible Options, measured as of the date the Replacement Options are granted, over the fair value of the Eligible Options surrendered in exchange for the Replacement Options, measured immediately prior to the exchange. We do not expect that the excess compensation cost associated with the Exchange Program will be material.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange of Eligible Options for Replacement Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of Eligible Options or not accept Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7, Conditions of this Offer, of this offering memorandum.

Section 13. Material U.S. Federal Income Tax Consequences.

The following section provides a general discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer and does not constitute tax advice. This discussion is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis. This section does not discuss other federal tax consequences (such as employment taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your personal tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

U.S. Federal Income Tax Consequences of the Exchange of Eligible Options. If you tender Eligible Options for cancellation in exchange for Replacement Options, you will not recognize income for U.S. federal income tax purposes. If you are granted Replacement Options, you will not recognize income for U.S. federal income tax purposes upon the grant of the Replacement Options.

U.S. Federal Income Tax Consequences of New Non-Qualified Stock Options. As described above, the grant of a new non-qualified stock option is not a taxable event for U.S. federal income tax purposes. Upon the transfer of our common stock pursuant to the exercise of a new non-qualified stock option (“acquired shares”), you must recognize ordinary compensation income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the acquired shares, determined at the date of transfer, over the exercise price of such option. The ordinary compensation income recognized by you will be subject to tax withholding as wages.

Your tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income recognized upon exercise. Assuming the acquired shares are held by you as capital assets, any gain or loss on a sale or other disposition of the acquired shares will be treated as a capital gain or loss subject to U.S. federal income taxation at the applicable capital gains rate (determined by your holding period measured from the date of transfer of the acquired shares).

If you deliver previously-owned shares of our common stock (“delivered shares”) to pay any part of the exercise price upon exercise of a new non-qualified stock option (i.e., a Replacement Option), there will be no U.S. federal income tax on the tender of the delivered shares. Note, however, that the tax basis of the number of acquired shares equal to the number of delivered shares will be equal to your tax basis in the delivered shares, and the holding period for purposes of determining the applicable capital gains rate with respect to such acquired shares will include your holding period with respect to the delivered shares. Built-in gain from the previously-owned shares will be deferred until the time of sale of the newly acquired shares. Using previously-owned shares, however, will not affect the amount of taxable compensation income recognized from your exercise. Your tax basis in the number of acquired shares that exceeds the number of delivered shares will be equal to the amount of ordinary compensation income recognized plus any cash paid at exercise, and the holding period for subsequent capital gains rate determination will be measured from the transfer date.

As noted above, because each of you is in a different financial and tax situation, we suggest that you consult with your personal tax, financial and legal advisors before deciding to participate in the Exchange Program.

Section 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7, Conditions of this Offer, of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to Eligible Employees or making a public announcement of the extension. If we extend the Offer, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7, Conditions of this Offer, of this offering memorandum by notice of the termination, amendment or postponement to Eligible Employees by public announcement, oral or written notice or otherwise as permitted by applicable law. If this Offer is terminated or withdrawn, any Eligible Options that were tendered for exchange will remain outstanding and retain their existing terms, including their existing exercise price per share, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7, Conditions of this Offer, of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect prior to the Expiration Time of the Offer. Any notice of such amendment required pursuant to the Exchange Program or applicable law will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and will be filed with the SEC as an amendment to the Tender Offer Statement on Schedule TO filed with the SEC.

If we materially change the terms of this Offer or the information relating to this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. The amount of time by which we will extend this Offer following a material change in the terms of this Offer or information relating to this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If we increase or decrease the amount of consideration offered for Eligible Options or the number of Eligible Options that may be surrendered in the Exchange Program (and, in the event of an increase in the number of Eligible Options that may be surrendered in the Exchange Program, such increase is more than 2% of all outstanding stock options of the Company) and this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

Section 16. Additional Information.

With respect to this Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this offering memorandum is a part. This offering memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that in addition to this offering memorandum and your individualized Election Form, you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), before making a decision on whether or not to elect to exchange your Eligible Options:

(a) our Annual Report on Form 10-K/A, for the year ended January 3, 2015 (File No. 001-16769).

(b) our Definitive Proxy Statement for the 2015 Annual Meeting of Shareholders (File No. 001-16769).

(c) our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015 (File No. 001-16769).

(d) our Current Reports on Form 8-K filed with the SEC on March 12, 2015, March 23, 2015, May 5, 2015 and May 8, 2015 (File No. 001-16769).

(e) the description of our shares under the heading “Description of Capital Stock” included in our Registration Statement on Form S-1 incorporated by reference in our Registration Statement on Form 8-A filed on November 9, 2001, as amended by the Form 8-A/A filed on January 6, 2012, and including any further amendment or report filed for the purpose of updating such description. (File Nos. 333-69362 and 001-16769).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the NYSE under the symbol “WTW” and our SEC filings can also be read at the following NYSE address:

New York Stock Exchange

11 Wall Street

New York, New York 10005

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Weight Watchers International, Inc.

Attention: Corporate Secretary

675 Avenue of the Americas, 6th Floor

New York, New York 10010

or by telephoning us at 516-390-1851.

The information contained in this offering memorandum about Weight Watchers should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

Section 17. Miscellaneous.

This offering memorandum and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. We have generally used the words “may,” will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this offering memorandum and the documents incorporated by reference herein to identify forward-looking statements. Actual results could differ materially from those projected in these forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K/A and Form 10-Q. You should not put undue reliance on any forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. You should understand that many important factors, including those discussed under the heading “Risk Factors” in this offering memorandum, could cause our results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, we do not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this offering memorandum or to reflect the occurrence of unanticipated events or otherwise.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.

We encourage you to review the “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” contained in our Annual Report on Form 10-K/A for the year ended January 3, 2015 and our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015 before you decide whether to participate in the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this offering memorandum or other information to which we have referred you in this offering memorandum. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Weight Watchers International, Inc.

May 22, 2015

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF

WEIGHT WATCHERS INTERNATIONAL, INC.

The directors and executive officers of Weight Watchers International, Inc. and their positions with the Company as of May 18, 2015 are set forth in the following table:

Name	Position
James R. Chambers*	President and Chief Executive Officer, Director
Michael F. Colosi*	General Counsel and Secretary
Nicholas P. Hotchkin*	Chief Financial Officer
Jeanine Lemmens*	President, United Kingdom
Corinne Pollier(-Bousquet)*	President, Continental Europe & Australia-New Zealand
Raymond Debbane	Chairman of the Board of Directors
Steven M. Altschuler, M.D.	Director
Philippe J. Amouyal	Director
Cynthia Elkins	Director
Jonas M. Fajgenbaum	Director
Denis F. Kelly	Director
Sacha Lainovic	Director
Christopher J. Sobecki	Director

*	Denotes executive officer

The address of each director and executive officer is: c/o Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Artal Group S.A., together with its parents and its subsidiaries, controls a majority of our outstanding common stock. As of February 12, 2015, Artal Luxembourg S.A. was the beneficial owner of 29,443,300 shares of our common stock. Artal Luxembourg S.A. is a subsidiary of Artal International S.C.A., which is managed by its managing partner, Artal International Management S.A., which is a subsidiary of Artal Group S.A., which is a subsidiary of Westend S.A. (“Westend”), which is a subsidiary of Stichting Administratiekantoor Westend (the “Stichting”), whose sole member of the Board is Mr. Pascal Minne.

The address of Artal Luxembourg S.A. is 10-12 Avenue Pasteur, L- 2310 Luxembourg, Luxembourg. The address of Westend, Artal Group S.A., Artal International Management S.A. and Artal International S.C.A. is the same as Artal Luxembourg S.A. The address of the Stichting is De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, 1000 Bruxelles, Belgium.

A-1

Schedule B

AUSTRALIAN TAX INFORMATION

This guide is for Australian resident Eligible Employees of the Company and its subsidiary companies, and is based on Australian tax law as of May 2015. The guide is general in nature and may not deal with all of the considerations you need to take account of. You should obtain advice that is specific to your circumstances.

If you choose to participate in the Company’s proposed stock option Exchange Program you will exchange your Eligible Options for Replacement Options. You may be required to pay Australian tax as a result.

The tax treatment of the exchange outlined below assumes that your existing Eligible Options will not have vested beforehand.

Tax treatment of exchange

Specific employee share and option plan income tax rules (Division 83A) will apply to you in respect of the exchange.

The Exchange Program will be a disposal of your Eligible Options for Division 83A purposes, and income tax will apply to the market value of the Replacement Options you receive in exchange for them. Australian tax valuation rules do not define ‘market value’ for this purpose, except to require any restrictions on sale to be disregarded. Subject to that modification, ordinary principles of valuation should be applied.

The tax will be payable upon assessment of your income tax return for the year of the Exchange Program, at your marginal income tax rate for the year plus Medicare levy and budget repair levy, if applicable.

Employer Reporting

Your employer will not be required to withhold tax from your salary in respect of the Exchange Program unless you have not provided your employer with your tax file number. Your employer will be required, however, to report the exchange of any unvested Eligible Options and its estimate of the market value of the Replacement Options to the Australian Taxation Office. Your employer will also provide you with an ESS Statement which sets out its estimate of that market value.

It will be your responsibility to include any relevant amounts in your income tax return and to pay any applicable tax and levies. If the Exchange Program occurs on or before 30 June 2015 you must include any relevant amount in your 2015 income tax return.

Tax Treatment of Replacement Options

Your Replacement Options will not be taxable either upon vesting or exercise. If you exercise them and acquire shares, the capital gains tax rules will apply to sale of the shares. The cost base of the shares for the purposes of calculating any gain or loss on sale will include the market value of your Replacement Options when you receive them pursuant to the Exchange Program. If you hold the shares for at least 12 months from the exercise of the Replacement Options, only 50% of any gain on sale will be taxable.

B-1

Schedule C

CANADIAN TAX INFORMATION

The following is a general discussion of the Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder generally applicable to an Eligible Employee who (i) is a resident of Canada for purposes of the Tax Act; (ii) received his or her Eligible Options by virtue of his or her employment with Weight Watchers Canada Ltd.; and (iii) exchanges his or her Eligible Options for Replacement Options under the Offer (a “Canadian Eligible Employee”).

The following discussion is based on the current provisions of the Tax Act and the regulations thereunder. This discussion is not exhaustive of all possible Canadian federal income tax considerations and does not take into account provincial, territorial or foreign income tax legislation or considerations or the foreign income tax consequences to a Canadian Eligible Employee who is subject to the laws of any other jurisdiction.

You should consult your own personal tax advisor with respect to the application of the general principles discussed below to your particular situation and for specific advice as to the tax consequences to you of participating in the Offer.

Canadian Eligible Employees who exchange their Eligible Options solely for Replacement Options pursuant to the Offer will not recognize any taxable income or loss for purposes of the Tax Act.

C-1

Schedule D

FRENCH TAX INFORMATION

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options for Replacement Options under the Exchange Program for Eligible Employees subject to tax in France. This discussion is based on the law in effect in France as of May 2015. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.

You are encouraged to seek appropriate professional advice from a personal tax or legal advisor as to how the tax or other laws in France apply to your specific situation.

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Taxation at Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Taxation at Exercise of Replacement Options

Exercise and Sell (Cashless) Method. You will be subject to income tax (up to 45%) and social security contributions (CSG and CRDS at the global rate of 8% as well as the 10% special social security charge) when you exercise the Replacement Options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Hold (Cash) Method. You will be subject to income tax (up to 45%) and social security contributions (CSG, CRDS and special social security charge) when you dispose of your shares using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. This amount will be subject to the above mentioned taxes upon the sale of the shares purchased upon exercise of your stock options.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares. When you subsequently sell the shares acquired at the time of exercise, any gains realized will be subject to income tax (up to 45%) and social contributions (at the global rate of 15.5%).

Withholding obligations and reporting obligations

The difference (or spread) recognized at the time of exercise will be treated as compensation income to you and will have to be included in your annual tax return to be filed in respect of the fiscal year during which you will have disposed of your shares in the Company. Any capital gain realized upon such sale will also have to be included in the same tax return. It will be your sole responsibility to declare these amounts and pay the corresponding taxes.

D-1

Your employer will also be required to report to the social security authorities the number of options that have been granted to you as well as their value.

D-2

Schedule E

GERMAN TAX INFORMATION

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options for Replacement Options pursuant to the Exchange Program for Eligible Employees, subject to tax in Germany. This discussion is based on the law in effect in Germany as of May 2015. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes and/or are subject to any double tax treaty (Doppelbesteuerungsabkommen), the information contained in this discussion may not be applicable to you.

You are encouraged to seek appropriate professional advice from a personal tax or legal advisor as to how the tax or other laws in Germany apply to your specific situation.

Tax and social security contributions

In principle, German taxation distinguishes between income received from the granting of the asset which constitutes employment income (benefit in kind), and income received from the use of the asset (dividends or capital gains upon the disposal of the share) which is treated as capital income.

Taxation of income from the exchange of the Eligible Options

Based on the advice of our local counsel, the exchange of the Eligible Options for Replacement Options is not to be considered as receiving employment income. However, as this view has not been confirmed by German courts and tax authorities, we recommend that you discuss this with your personal tax advisor.

Taxation of income and social security contributions arise from the grant of the Replacement Options (employment income).

Taxation point and taxable base/social security contributions

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling which is EUR 72,600 per year in West Germany and EUR 62,400 per year in former East Germany) when you exercise the Replacement Options. The taxable amount will be the difference between the market value of the shares at the point the income is deemed to be received by you (i.e., either the time of exercising the option or at the time of transfer of the shares) and the option price. This amount is treated as the acquisition cost of the shares.

If the transfer or the allotment of the shares to you (i.e., the registration of the shares to your securities account) takes place at a later point of time, the income is deemed to be received at the time of registration of the shares to your securities account. In case of immediate resale of the acquired shares (exercise-and-sell-option), income is deemed to be received at the time of exercising the Replacement Option.

You will not be subject to tax at the vesting date of the Replacement Options.

Tax allowance

There is a tax allowance of EUR 360 per year (section 3 no. 39 of the German Income Tax Act (Einkommenssteuergesetz)).

Personal income tax rate

Your income that constitutes employment income is subject to your personal income tax rate which is a linear-progressive rate (up to 47.5% including solidary surcharge). The top marginal tax rate of 45% (excluding solidary surcharge) is applicable for taxable income exceeding EUR 250,731.

Social security contributions

Your income that constitutes employment income is also subject to social security contributions (approximately 20%).

In the event that your level of remuneration exceeds the social contribution ceiling which is EUR 72,600 per year in West Germany and EUR 62,400 per year in former East Germany, it will not create any additional social security contributions for you as the German social security scheme provides for a cap on the aforementioned amounts.

“One-fifth rule”

Additionally, if the Replacement Options are earned over a period of more than one year, the spread may be subject to the “one-fifth rule” (Fünftelungsregelung). The one-fifth rule generally is applicable if you receive income in a certain calendar year, but the income has not been earned in that calendar year only. If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. The application of the one-fifth rule may result in a favourable tax treatment for some Eligible Employees. However, the one-fifth rule has no benefit if you are subject to tax at the maximum marginal income tax rate on your base salary (before taking in account your income from the Replacement Options). You may claim the benefit of the one-fifth rule, even if your employer does not withhold at this rate. As this rule is complex, you should consult with your personal tax advisor to determine if you are eligible.

Income from the use of the Replacement Option (capital income)

Your income from the sale of the shares constitutes capital income at the time of disposal. The tax base is the difference between the sales price and the acquisition cost (i.e., market value of the shares at the time of exercising/vesting or transfer of the shares). There is no exemption or reduction available (e.g., depending on the length of the period during which the shares have been held).

Your income that constitutes capital income is subject to tax at the rate of 26.375% including solidary surcharge. No social security contributions apply to your capital income.

Dividends received by you are subject to tax at the time of crediting of your bank account/securities account.

Withholding obligations and reporting obligations for the employer

Your employer has an obligation to withhold both wage tax and social security contributions on employment income received by you, regardless of whether you receive the income from the employer or a third party or another group company. You will be required to provide your employer with sufficient funds if your salary is insufficient.

To cover any withholding tax/social security contributions due to the Exchange Program, your employer has a title based on income tax law to be compensated by you in case that your salary was insufficient. Alternatively, your employer can notify the German tax authority in charge for the firm that there was employment income without sufficient amount in order to cover payroll tax due.

Your employer has to remit wage tax and social security contributions to the relevant authorities and file respective declarations. Furthermore, your employer has to submit an electronic payroll tax statement at the end of the year and provide you with a copy of it.

Schedule F

SWEDISH TAX INFORMATION

Below is a summary of certain Swedish tax consequences applicable to Eligible Employees participating in the exchange of Eligible Options for Replacement Options who are tax residents in Sweden and performing work solely in Sweden during the term of the Exchange Program. The summary is based on legislation in force as of May 2015 and provides general information only. It is not an exhaustive description of any tax consequences arising under the program. The summary is based on the assumption that the Eligible Options and Replacement Options qualify as Eligible Employee stock options (Sw. personaloptioner) for Swedish tax purposes and that the Eligible Employees are employed by a Swedish company within the group. The tax treatment of each Eligible Employee depends on the Eligible Employee’s particular circumstances.

Each Eligible Employee should therefore consult a personal tax advisor for information on the specific implications that may arise in an individual case, including the applicability and effect of foreign rules and tax treaties.

Stock Option Exchange

You are not likely to be subject to tax as a result of the exchange of Eligible Options for the Replacement Options. However, in order to avoid any tax surcharge, should the exchange of Eligible Options be considered a taxable event, you should openly disclose the Exchange Program in your income tax return the year after the Exchange Program.

Taxation at Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Taxation at Exercise of Replacement Options

When you exercise the Replacement Options you will be subject to ordinary income tax on the gain (marginal tax rate approximately 57%). The calculation of the gain and how it should be reported may be affected by what exercise method you choose. Generally, the taxable amount will be the difference between the fair market value of the shares on the date of exercise and the exercise price multiplied by the number of stock options exercised.

Taxation at Sale

Upon the sale or other disposal of listed shares, a taxable capital gain or deductible capital loss may arise. Capital gains are taxed as income from capital at a tax rate of 30%. The capital gain or loss is calculated as the difference between the sales proceeds, after deducting sales costs, and the tax basis. The tax basis for all shares of the same class and type is calculated together in accordance with the average cost method or, alternatively, shareholders may choose to use 20% of the sales proceeds after deducting sales costs as the tax basis for the sale of listed shares.

Withholding and Reporting

You are liable to inform your employer when you exercise the Replacement Options. Your employer should withhold preliminary income tax (Sw. preliminärskatt) on your salary when you exercise the Replacement Options. The withholding obligation is limited to the salary paid to you in the month when the withholding obligation has arisen. You must make an additional tax payment to your tax account should the tax withheld not cover the final tax amount due.

Your employer is also required to report the exercise of the Replacement Options and the tax withheld on annual income statements to be filed with the Swedish Tax Agency.

F-1

There are no withholding obligations when you sell any shares.

F-2

Schedule G

UNITED KINGDOM TAX INFORMATION

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options for Replacement Options pursuant to the Exchange Program for Eligible Employees subject to tax in the United Kingdom (the “UK”). This discussion is based on the law in effect in the UK as of May 2015. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees.

Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or when you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident in the UK, the information contained in this discussion may not be applicable to you.

As this discussion is general in nature, you are encouraged to seek appropriate professional advice from a personal tax or legal advisor as to how the tax or other laws in the UK apply to your specific situation.

Stock Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Taxation at Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you. For UK tax purposes, your Replacement Options are treated as though they had been granted on the same date as the Eligible Options that you exchanged pursuant to the Exchange Program.

Taxation at Exercise of Replacement Options

You will be subject to income tax and national insurance contributions (“NICs”) on the difference between the fair market value of the shares on the date of exercise and the stock option exercise price, multiplied by the number of stock options exercised.

Taxation at Sale

When you subsequently sell the shares acquired at exercise, you may be subject to capital gains tax. The taxable amount will be the difference (or spread) between the per share sale price and the fair market value of a share at exercise, multiplied by the number of shares sold, less any chargeable costs (e.g., transaction fees). Capital gains tax applies at a rate of 18% or 28% (the tax rate will depend on your total amount of taxable income and gains), after the annual personal exemption, currently of £11,100.

If you have acquired shares at different times, you may need to take into account the share-identification rules in calculating your capital gains tax liability. Please consult your personal tax advisor to determine how the share identification rules apply in your particular situation.

Withholding Obligations and Reporting Obligations

Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty’s Revenue & Customs (“HMRC”) when you exercise the Replacement Options. Your employer will account for any applicable income tax and NICs under the Pay As You Earn (“PAYE”) system and you will need to reimburse your employer for this amount.

G-1

Your employer is also required to report the grant and exercise of the Replacement Options, the acquisition of shares and the operation of PAYE on its annual returns filed on HMRC’s online portal.

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the exercise of the Replacement Options and the sale of your shares on your annual tax return. You are also responsible for paying any tax resulting from the sale of your shares.

G-2